Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Shaun Williams
Chief Financial Officer
Omni Financial Services, Inc.
404-244-6335

Omni Financial Services to Delay Filing its Quarterly Report on Form 10-Q

ATLANTA—May 14, 2008 -- Omni Financial Services, Inc. (NASDAQ: OFSI), the bank holding company for Omni National Bank, announced today that it will delay filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 because completion of the audit and financial statements for the year ended December 31, 2007 is subject to resolution of issues relating to certain valuation assertions in such financial statements.  The ultimate resolution of these issues will also impact the financial results for the quarter ended March 31, 2008.

The primary issue relates to documentation supporting valuation assertions of other real estate owned (“OREO”) held by the Company.  The OREO was acquired through foreclosure of properties that collateralized loans in the Community Development Lending Division.  The Company is working with its independent registered public accounting firm to resolve these issues but the timing of the resolution is currently unknown.  These valuation assertions materially affect OREO and the provision for and the allowance for loan and lease losses, which in turn impacts both earnings and capital.  Therefore, the Company cannot reliably quantify the results of operations for 2007.

Although the Company cannot quantify the results of operations, it expects to report a substantial loss for the year ended December 31, 2007.  The loss relates to a significant increase in the provision for loan and lease losses; a decrease in net interest income resulting from an increase in non-performing loans; expenses for adjustments to the carrying value of OREO in certain markets; a $4.7 million goodwill impairment charge resulting from the decline in the market value of the Company’s stock as of December 31, 2007;  recognition of a $550,000 “other than temporary” impairment of Federal Home Loan Mortgage preferred investment securities; and a charge of $450,000 related to a retirement agreement with a former executive officer.

The Company expects to report a loss for the quarter ended March 31, 2008, as the number of non-performing loans and OREO foreclosures in the Company’s portfolio has continued to increase due to the current liquidity crisis and tightening of the credit and lending markets that commenced during the latter stages of 2007 and has continued to date in 2008.  The increase in non-performing assets has resulted in a reduction of interest income and reversal of accrued interest on loans now classified as non-performing loans.

About Omni
Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock is traded on the NASDAQ Global Market under the ticker symbol "OFSI." Additional information about Omni National Bank is available on its website at www.onb.com.

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